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                             VASTAR RESOURCES, INC.
                                   EXHIBIT 12
                    STATEMENT SETTING FORTH DETAIL OF COMPUTATION OF
                          RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)


                                            For the Three
                                             Months Ended
                                               March 31,
                                            -------------
(Millions of dollars)                        1997    1996
 except ratio amounts)                      -----   -----
Income from continuing operations
     before income taxes, minority
     interest and cumulative effect of
     change in accounting principle(1)..... $ 67.2  $ 55.6
Fixed Charges:
  Interest expense charged to income,
     and portion of rentals
     representative of interest(2).........   13.0    13.4
Capitalized Interest.......................   ---     ---
  Total fixed charges......................   13.0    13.4
                                            ------  ------
Earnings (1) + (2)........................  $ 80.2  $ 69.0
                                            ======  ======
Ratio of earnings to fixed charges........    6.17    5.15


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The Company has no issuances of preferred stock.